UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	July 27, 2026

PARK NATIONAL CORPORATION
(Exact name of registrant as specified in its charter)

Ohio	1-13006	31-1179518
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

50 North Third Street,	P.O. Box 3500,	Newark,	Ohio	43058-3500
(Address of principal executive offices) (Zip Code)

(740)	349-8451
(Registrant’s telephone number, including area code)

Not Applicable
(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common shares, without par value	PRK	NYSE American

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

    Emerging growth company   ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 2.02 - Results of Operations and Financial Condition

On July 27, 2026, Park National Corporation (“Park”) issued a news release (the “Financial Results News Release”) announcing financial results for the three and six months ended June 30, 2026. A copy of the Financial Results News Release is included as Exhibit 99.1 to this Current Report on Form 8-K and incorporated by reference herein.

Non-U.S. GAAP Financial Measures
Item 7.01 of this Current Report on Form 8-K as well as the Financial Results News Release contain non-U.S. GAAP (generally accepted accounting principles in the United States or "U.S. GAAP") financial measures where management believes them to be helpful in understanding Park’s results of operations or financial position. Where non-U.S. GAAP financial measures are used, the comparable U.S. GAAP financial measures, as well as the reconciliation from the comparable U.S. GAAP financial measures, can be found in the Financial Results News Release.

Items Impacting Comparability of Period Results
From time to time, revenue, expenses and/or taxes are impacted by items judged by management of Park to be outside of ordinary banking activities and/or by items that, while they may be associated with ordinary banking activities, are so unusually large that their impact is believed by management of Park at that time to be infrequent or short-term in nature. Most often, these items impacting comparability of period results are due to merger and acquisition activities and revenue and expenses related to former Vision Bank loan relationships. In other cases, they may result from management's decisions associated with significant corporate actions outside of the ordinary course of business.

Even though certain revenue and expense items are naturally subject to more volatility than others due to changes in market and economic environment conditions, as a general rule, volatility alone does not result in the inclusion of an item as one impacting comparability of period results. For example, changes in the provision for credit losses (aside from those related to former Vision Bank loan relationships), gains (losses) on equity securities, net, and asset valuation adjustments, reflect ordinary banking activities and are, therefore, typically excluded from consideration as items impacting comparability of period results.

Management believes the disclosure of items impacting comparability of period results provides a better understanding of Park's performance and trends and allows management to ascertain which of such items, if any, to include or exclude from an analysis of Park's performance; i.e., within the context of determining how that performance differed from expectations, as well as how, if at all, to adjust estimates of future performance taking such items into account.

Items impacting comparability of the results of particular periods are not intended to be a complete list of items that may materially impact current or future period performance.

Calculation of Non-U.S. GAAP Financial Measures
Park's management uses certain non-U.S. GAAP financial measures to evaluate Park's performance. Specifically, management reviews the return on average tangible equity, the return on average tangible assets, the tangible equity to tangible assets ratio, tangible book value per common share and pre-tax, pre-provision net income.

Management has included in the Financial Results News Release information relating to the annualized return on average tangible equity, the annualized return on average tangible assets, the tangible equity to tangible assets ratio, tangible book value per common share and pre-tax, pre-provision net income for the three months ended and at June 30, 2026, March 31, 2026, and June 30, 2025 and for the six months ended June 30, 2026 and June 30, 2025. For the purpose of calculating the annualized return on average tangible equity, a non-U.S. GAAP financial measure, net income for each period is divided by average tangible equity during the period. Average tangible equity equals average shareholders' equity during the applicable period less average goodwill and other intangible assets during the applicable period. For the purpose of calculating the annualized return on average tangible assets, a non-U.S. GAAP financial measure, net income for each period is divided by average tangible assets during the period. Average tangible assets equals average assets during the applicable period less average goodwill and other intangible assets during the applicable period. For the purpose of calculating the tangible equity to tangible assets ratio, a non-U.S. GAAP financial measure, tangible equity is divided by tangible assets. Tangible equity equals total shareholders' equity less goodwill and other intangible assets, in each case at period end. Tangible assets equal total assets less goodwill and other intangible assets, in each case at period end. For the purpose of calculating tangible book value per common share, a non-U.S. GAAP financial measure, tangible equity is divided by the number of common shares outstanding, in each case at period end. For the purpose of calculating pre-tax, pre-provision net income, a non-U.S. GAAP financial measure, income taxes and the provision for credit losses are added back to net income, in each case during the applicable period.

Management believes that the disclosure of the annualized return on average tangible equity, the annualized return on average tangible assets, the tangible equity to tangible assets ratio, tangible book value per common share and pre-tax, pre-provision net income presents additional information to the reader of the consolidated financial statements, which, when read in conjunction with the consolidated financial statements prepared in accordance with U.S. GAAP, assists in analyzing Park's operating performance, ensures comparability of operating performance from period to period, and facilitates comparisons with the performance of Park's peer financial holding companies and bank holding companies, while eliminating certain non-operational effects of acquisitions. In the Financial Results News Release, Park has provided a reconciliation of average tangible equity from average shareholders' equity, average tangible assets from average assets, tangible equity from total shareholders' equity, tangible assets from total assets, and pre-tax, pre-provision net income from net income solely for the purpose of complying with SEC Regulation G and not as an indication that the annualized return on average tangible equity, the annualized return on average tangible assets, the tangible equity to tangible assets ratio, tangible book value per common share and pre-tax, pre-provision net income are substitutes for the annualized return on average equity, the annualized return on average assets, the total shareholders' equity to total assets ratio, book value per common share and net income, respectively, as determined in accordance with U.S. GAAP.

FTE (fully taxable equivalent) Financial Measures
Interest income, yields, and ratios on a FTE basis are considered non-U.S. GAAP financial measures. Management believes net interest income on a FTE basis provides an insightful picture of the interest margin for comparison purposes. The FTE basis also allows management to assess the comparability of revenue arising from both taxable and tax-exempt sources. The FTE basis assumes a corporate federal statutory tax rate of 21 percent. In the Financial Results News Release, Park has provided a reconciliation of FTE interest income solely for the purpose of complying with SEC Regulation G and not as an indication that FTE interest income, yields and ratios are substitutes for interest income, yields and ratios, as determined in accordance with U.S. GAAP.

Information Furnished Under Items 2.02 and 7.01
The information contained in Item 2.02 and Item 7.01 of this Current Report on Form 8‑K, including Exhibit 99.1, shall not be deemed 'filed' for purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liabilities of that section, and shall not be deemed incorporated by reference into any filing under the Securities Act of 1933, as amended, or the Exchange Act except as expressly set forth by specific reference in such filing.

Item 7.01 - Regulation FD Disclosure

On February 1, 2026, First Citizens Bancshares, Inc., a Tennessee corporation (“First Citizens”) merged into Park, with Park continuing as the surviving corporation. Immediately following the merger, First Citizens National Bank ("FCNB"), a national banking association and a wholly-owned subsidiary of First Citizens, merged into The Park National Bank ("PNB"), with PNB as the surviving bank. FCNB’s former operations now comprise Park’s newly established Tennessee region.

On the acquisition date, First Citizens had $2.6 billion in total assets, $1.6 billion in total loans, and $2.2 billion in total deposits. The acquisition was valued at $324.1 million and resulted in Park issuing 1,988,131 Park common shares as merger consideration in exchange for First Citizens outstanding common stock. For the six months ended June 30, 2026, Park recorded merger-related expenses of $19.6 million associated with the First Citizens acquisition.

The First Citizens acquisition was accounted for under the acquisition method of accounting. Assets acquired and liabilities assumed in the acquisition were recorded at their estimated fair values as of the acquisition date. These estimates were recorded based on preliminary valuations, and these estimates, including the initial accounting for deferred taxes, are considered preliminary as of June 30, 2026, and subject to adjustment for up to one year after the acquisition date. Accordingly, the preliminary estimates and assumptions are subject to change and the final acquisition accounting may differ materially from the amounts presented herein.

In many cases, the determination of fair value required management to make estimates about discount rates, expected future cash flows, market conditions and other future events that are highly subjective in nature and subject to change. While Park believes that the information available on the acquisition date provided a reasonable basis for estimating fair value, additional information may be obtained during the measurement period that would result in changes to the estimated fair value amounts. The measurement period ends on the earlier of one year after the acquisition date or the date Park concludes that all necessary information about the facts and circumstances that existed as of the acquisition date have been obtained. Management anticipates that facts obtained during the measurement period could result in adjustments to the valuation amounts.

Financial Results

Net income for the three months ended June 30, 2026 of $58.8 million represented a $10.6 million, or 22.1%, increase compared to $48.1 million for the three months ended June 30, 2025. Pre-tax, pre-provision net income for the three months ended June 30, 2026 of $77.4 million represented a $15.2 million, or 24.5%, increase compared to $62.2 million for the three months ended June 30, 2025.

Net income for the six months ended June 30, 2026 of $100.4 million represented a $10.2 million, or 11.3%, increase compared to $90.3 million for the six months ended June 30, 2025. Pre-tax, pre-provision net income for the six months ended June 30, 2026 of $131.8 million represented a $17.6 million, or 15.4%, increase compared to $114.2 million for the six months ended June 30, 2025.

Net income for each of the three months ended June 30, 2026, March 31, 2026 and June 30, 2025 and for the six months ended June 30, 2026 and June 30, 2025 included several items of income and expense, including merger-related expenses, that impacted comparability of period results. These items are detailed in the "Financial Reconciliations" section within the Financial Results News Release.

The following discussion provides additional information regarding Park's financial results for the second quarter and first half of 2026.

Overview

The following table reflects Park's net income for the first and second quarters of 2026, for the first half of 2026 and 2025 (the six months ended June 30), and for the year ended December 31, 2025.

(In thousands)	Q2 2026	Q1 2026	Six months YTD 2026	Six months YTD 2025	2025
Net interest income	$138,857	$125,780	$264,637	$213,368	$437,311
Provision for credit losses	4,575	2,672	7,247	3,609	11,488
Other income	39,540	33,728	73,268	57,932	119,881
Other expense	100,960	105,159	206,119	157,141	324,381
Income before income taxes	$72,862	$51,677	$124,539	$110,550	$221,323
Income tax expense	14,110	9,990	24,100	20,274	41,250
Net income	$58,752	$41,687	$100,439	$90,276	$180,073

Net interest income of $264.6 million for the six months ended June 30, 2026 represented a $51.3 million, or 24.0%, increase compared to $213.4 million for the six months ended June 30, 2025. The increase was a result of a $58.4 million increase in interest income, partially offset by a $7.1 million increase in interest expense. The $58.4 million increase in interest income was due to a $50.5 million increase in interest income on loans and a $7.9 million increase in investment income.

The $50.5 million increase in interest income on loans was primarily the result of a $1.51 billion (or 19.22%) increase in average loans, from $7.88 billion for the six months ended June 30, 2025 to $9.39 billion for the six months ended June 30, 2026, as well as an increase in the yield on loans, which increased 7 basis points to 6.39% for the six months ended June 30, 2026, compared to 6.32% for the six months ended June 30, 2025. Interest income on loans was impacted by the acquisition of First Citizens on February 1, 2026. The newly formed Tennessee region contributed $42.1 million to loan interest income during the six months ended June 30, 2026.

The $7.9 million increase in investment income was primarily the result of a $443.6 million (or 32.78%) increase in average investments, including money market investments, from $1.35 billion for the six months ended June 30, 2025 to $1.80 billion for the six months ended June 30, 2026. This increase was also impacted by an increase in the yield on investments, including money market investments, which increased 8 basis points to 3.54% for the six months ended June 30, 2026, compared to 3.46% for the six months ended June 30, 2025.

The $7.1 million increase in interest expense was due to a $10.9 million increase in interest expense on deposits, partially offset by a $3.8 million decrease in interest expense on borrowings.

The increase in interest expense on deposits was the result of a $1.64 billion (or 28.29%) increase in average on-balance sheet interest bearing deposits from $5.78 billion for the six months ended June 30, 2025, to $7.42 billion for the six months ended June 30, 2026. This increase was partially offset by a decrease in the cost of deposits of 9 basis points, from 1.75% for the six months ended June 30, 2025 to 1.66% for the six months ended June 30, 2026. Interest expense on deposits was impacted by the acquisition of First Citizens which contributed $17.7 million to interest expense on deposits during the six months ended June 30, 2026.

The decrease in interest expense on borrowings was the result of a decrease in the cost of borrowings of 165 basis points, from 3.93% for the six months ended June 30, 2025 to 2.28% for the six months ended June 30, 2026 as well as a $141.0 million (or 52.37%) decrease in average borrowings from $269.2 million for the six months ended June 30, 2025, to $128.2 million for the six months ended June 30, 2026. The balance of average borrowings was impacted by the redemption of subordinated debt. On September 1, 2025, $175.0 million of subordinated debt was repaid, followed by an additional repayment of $15.0 million of subordinated debt on September 30, 2025.

The provision for credit losses of $7.2 million for the six months ended June 30, 2026 represented an increase of $3.6 million, compared to $3.6 million for the six months ended June 30, 2025. Refer to the “Credit Metrics and Provision for Credit Losses” section for additional details regarding the level of the provision for credit losses recognized in each period presented.

The table below reflects Park's total other income for the six months ended June 30, 2026 and 2025.

(Dollars in thousands)	2026	2025	$ change	% change
Other income:
Income from fiduciary activities	$25,777	$22,616	$3,161	14.0%
Service charges on deposit accounts	7,138	4,921	2,217	45.1%
Other service income	7,810	6,667	1,143	17.1%
Debit card fee income	15,080	12,696	2,384	18.8%
Bank owned life insurance income	3,832	3,274	558	17.0%
ATM fees	830	702	128	18.2%
Gain on sale of debt securities, net	1,084	—	1,084	N.M.
Gain on equity securities, net	5,354	1,618	3,736	N.M.
Other components of net periodic benefit income	4,941	4,688	253	5.4%
Miscellaneous	1,422	750	672	N.M.
Total other income	$73,268	$57,932	$15,336	26.5%

Other income of $73.3 million for the six months ended June 30, 2026 represented an increase of $15.3 million, or 26.5%, compared to $57.9 million for the six months ended June 30, 2025. Total other income was impacted by the acquisition of First Citizens which added $6.9 million to total other income for the six months ended June 30, 2026.

The $3.2 million increase in income from fiduciary activities was largely due to a 11.3% increase in the average market value of assets under management. The market value of assets under management as of June 30, 2026 was $10.1 billion, of which $283.6 million was from the Tennessee region. The newly formed Tennessee region contributed $830,000 to income from fiduciary activities for the six months ended June 30, 2026.

The $2.2 million increase in service charges on deposits was largely due to an increase in non-sufficient funds fees and maintenance fees on deposits as a result of the acquisition of First Citizens.

The $1.1 million increase in other service income was mainly due to an increase in mortgage related other service income. The newly formed Tennessee region contributed $1.1 million to other service income for the six months ended June 30, 2026.

The $2.4 million increase in debit card fee income was primarily related to an increase in sales and debit card transactions. The newly formed Tennessee region contributed $2.0 million to debit card fee income for the six months ended June 30, 2026.

The change in gain on sale of debt securities, net was due to net gains on the sale of debt securities of $1.1 million recorded during the six months ended June 30, 2026. There were no sales of debt securities for the six months ended June 30, 2025.

The change in gain on equity securities, net was due to net gains on both equity securities carried at fair value and capital investments during the six months ended June 30, 2026 compared to lower net gains on equity securities carried at fair value and net losses on capital investments during the same period of 2025.

The increase in miscellaneous income was primarily due to an increase in the net gains on the sale of OREO and a decrease in net losses on the sale and disposal of assets, largely due to the impact of strategic initiatives. This was partially offset by an increase in OREO devaluations and a net loss related to the repurchase of a loan participation related to a former Vision Bank loan relationship. OREO devaluations for the six months ended June 30, 2026, included a $475,000 devaluation related to a Tennessee property obtained through the acquisition of First Citizens.

The table below reflects Park's total other expense for the six months ended June 30, 2026 and 2025.

(Dollars in thousands)	2026	2025	$ change	% change
Other expense:
Salaries	$91,600	$74,776	$16,824	22.5%
Employee benefits	23,610	19,624	3,986	20.3%
Occupancy expense	8,599	6,788	1,811	26.7%
Furniture and equipment expense	5,531	4,535	996	22.0%
Data processing fees	28,254	21,550	6,704	31.1%
Professional fees and services	25,559	14,702	10,857	73.8%
Marketing	3,106	2,823	283	10.0%
Insurance	4,060	3,353	707	21.1%
Communication	2,825	2,143	682	31.8%
State tax expense	2,896	2,536	360	14.2%
Amortization of intangible assets	3,351	547	2,804	N.M.
Miscellaneous	6,728	3,764	2,964	78.7%
Total other expense	$206,119	$157,141	$48,978	31.2%

Total other expense of $206.1 million for the six months ended June 30, 2026 represented an increase of $49.0 million compared to $157.1 million for the six months ended June 30, 2025. Included within total other expense are merger-related costs, along with the expanded other expense base that stems from the acquisition of First Citizens. Total other expense for the six months ended 2026 included $19.6 million in merger-related expenses and $24.7 million related to Park's newly formed Tennessee region and other acquired entities. The breakout of these expenses is detailed in the table below.

(Dollars in thousands)	2026	Merger Related	TN Region	Adjusted 2026 *	2025	$ change (Adjusted 2026 to 2025)	% change (Adjusted 2026 to 2025)
Other expense:
Salaries	$91,600	$6,423	$10,552	$74,625	$74,776	$(151)	(0.2)%
Employee benefits	23,610	79	2,329	21,202	19,624	1,578	8.0%
Occupancy expense	8,599	—	1,204	7,395	6,788	607	8.9%
Furniture and equipment expense	5,531	—	1,301	4,230	4,535	(305)	(6.7)%
Data processing fees	28,254	66	3,096	25,092	21,550	3,542	16.4%
Professional fees and services	25,559	12,730	351	12,478	14,702	(2,224)	(15.1)%
Marketing	3,106	13	292	2,801	2,823	(22)	(0.8)%
Insurance	4,060	20	1,008	3,032	3,353	(321)	(9.6)%
Communication	2,825	22	648	2,155	2,143	12	0.6%
State tax expense	2,896	—	340	2,556	2,536	20	0.8%
Amortization of intangible assets	3,351	—	2,609	742	547	195	35.6%
Miscellaneous	6,728	239	1,016	5,473	3,764	1,709	45.4%
Total other expense	$206,119	$19,592	$24,746	$161,781	$157,141	$4,640	3.0%
*Non-GAAP

The $1.6 million increase in adjusted employee benefits expense was primarily related to increases in group insurance expense, partially offset by decreases in other employee benefit expenses. The $607,000 increase in adjusted occupancy expense was primarily related to increases in expenses connected to strategic initiatives and increases in maintenance and repairs expense, partially offset by decreases in lease expense. The $3.5 million increase in adjusted data processing fees was mainly related to an increase in software related expenses and ATM and debit card processing expense. Data processing fees in the Tennessee region reflect the costs of running two core systems until operational conversion, which is expected to occur in the third quarter of 2026. The $2.2 million decrease in adjusted professional fees and services was primarily due to decreases in consulting expenses, credit services expense, and other professional fees. The $1.7 million increase in adjusted miscellaneous expense is primarily due to an increase in other non-loan related losses and allowance for unfunded credit loss expense.

The table below provides certain balance sheet information and financial ratios for Park as of or for the six months ended June 30, 2026 and 2025 and the year ended December 31, 2025.

(Dollars in thousands)	June 30, 2026	December 31, 2025	June 30, 2025	% change from 12/31/25	% change from 6/30/25
Loans	9,731,356	8,051,242	7,963,221	20.87%	22.20%
Allowance for credit losses	110,686	92,973	89,785	19.05%	23.28%
Net loans	9,620,670	7,958,269	7,873,436	20.89%	22.19%
Investment securities	1,389,379	802,142	1,062,526	73.21%	30.76%
Total assets	12,677,010	9,805,013	9,949,578	29.29%	27.41%
Total deposits	10,670,284	8,243,713	8,237,766	29.44%	29.53%
Average assets (1)	12,316,815	10,107,816	10,062,125	21.85%	22.41%
Efficiency ratio (2)	60.65%	57.94%	57.65%	4.68%	5.20%
Return on average assets	1.64%	1.78%	1.81%	(7.87)%	(9.39)%
(1) Average assets for the six months ended June 30, 2026 and 2025 and for the year ended December 31, 2025.
(2) Efficiency ratio is calculated by dividing total other expense by the sum of fully taxable equivalent net interest income and other income. Fully taxable equivalent net interest income includes the effects of taxable equivalent adjustments using a 21% federal corporate income tax rate. The taxable equivalent adjustments were $1.9 million, $1.3 million and $2.7 million, respectively, for the six months ended June 30, 2026 and 2025 and the year ended December 31, 2025, respectively.

Loans

Loans outstanding at June 30, 2026 were $9.73 billion, compared to (i) $8.05 billion at December 31, 2025, an increase of $1.68 billion, and (ii) $7.96 billion at June 30, 2025, an increase of $1.77 billion. The table below breaks out the change in loans outstanding, by loan type.

(Dollars in thousands)	June 30, 2026	December 31, 2025	June 30, 2025	$ change from 12/31/25	% change from 12/31/25	$ change from 6/30/25	% change from 6/30/25
Home equity	$321,649	$241,478	$219,450	$80,171	33.2%	$102,199	46.6%
Installment	1,885,327	1,843,494	1,889,962	41,833	2.3%	(4,635)	(0.2)%
Real estate	1,611,226	1,482,728	1,495,477	128,498	8.7%	115,749	7.7%
Commercial	5,908,354	4,481,519	4,355,638	1,426,835	31.8%	1,552,716	35.6%
Other	4,800	2,023	2,694	2,777	137.3%	2,106	78.2%
Total loans	$9,731,356	$8,051,242	$7,963,221	$1,680,114	20.9%	$1,768,135	22.2%

Excluding loans outstanding in Park's newly formed Tennessee region, loans outstanding at June 30, 2026 were $8.14 billion, compared to (i) $8.05 billion at December 31, 2025, an increase of $93.7 million, and (ii) $7.96 billion at June 30, 2025, an increase of $181.7 million. The table below breaks out the change in loans outstanding, by loan type.

(Dollars in thousands)	June 30, 2026	December 31, 2025	June 30, 2025	$ change from 12/31/25	% change from 12/31/25	$ change from 6/30/25	% change from 6/30/25
Home equity	$253,965	$241,478	$219,450	$12,487	5.2%	$34,515	15.7%
Installment	1,867,394	1,843,494	1,889,962	23,900	1.3%	(22,568)	(1.2)%
Real estate	1,428,758	1,482,728	1,495,477	(53,970)	(3.6)%	(66,719)	(4.5)%
Commercial	4,591,825	4,481,519	4,355,638	110,306	2.5%	236,187	5.4%
Other	3,013	2,023	2,694	990	48.9%	319	11.8%
Total loans	$8,144,955	$8,051,242	$7,963,221	$93,713	1.2%	$181,734	2.3%

Park's allowance for credit losses was $110.7 million at June 30, 2026, compared to $93.0 million at December 31, 2025, an increase of $17.7 million, or 19.1%. Refer to the “Credit Metrics and Provision for Credit Losses” section for additional information regarding Park's loan portfolio and the level of provision for credit losses recognized in each period presented.

Deposits

Total deposits at June 30, 2026 were $10.67 billion, compared to (i) $8.24 billion at December 31, 2025, an increase of $2.43 billion and (ii) $8.24 billion at June 30, 2025, an increase of $2.43 billion. Total deposits including off balance sheet deposits at June 30, 2026 were $10.67 billion, compared to (i) $8.35 billion at December 31, 2025, an increase of $2.32 billion and (ii) $8.49 billion at June 30, 2025, an increase of $2.18 billion.

(Dollars in thousands)	June 30, 2026	December 31, 2025	June 30, 2025	$ change from 12/31/25	% change from 12/31/25	$ change from 6/30/25	% change from 6/30/25
Non-interest bearing deposits	$3,084,889	$2,656,093	$2,620,106	$428,796	16.1%	$464,783	17.7%
Transaction accounts	3,096,486	2,032,497	2,034,742	1,063,989	52.3%	1,061,744	52.2%
Savings	3,109,427	2,765,171	2,777,634	344,256	12.4%	331,793	11.9%
Certificates of deposit	1,339,123	772,952	777,284	566,171	73.2%	561,839	72.3%
Brokered and bid CD deposits	40,359	17,000	28,000	23,359	137.4%	12,359	44.1%
Total deposits	$10,670,284	$8,243,713	$8,237,766	$2,426,571	29.4%	$2,432,518	29.5%
Off balance sheet deposits	$—	$105,265	$255,086	(105,265)	(100.0)%	(255,086)	(100.0)%
Total deposits including off balance sheet deposits	$10,670,284	$8,348,978	$8,492,852	2,321,306	27.8%	2,177,432	25.6%

Excluding total deposits in Park's newly formed Tennessee region, total deposits at June 30, 2026 were $8.51 billion, compared to (i) $8.24 billion at December 31, 2025, an increase of $270.6 million and (ii) $8.24 billion at June 30, 2025, an increase of $276.5 million. Total deposits, excluding total deposits in Park's newly formed Tennessee region, including off balance sheet deposits at June 30, 2026 were $8.51 billion, compared to (i) $8.35 billion at December 31, 2025, an increase of $165.3 million and (ii) $8.49 billion at June 30, 2025, an increase of $21.4 million.

(Dollars in thousands)	June 30, 2026	December 31, 2025	June 30, 2025	$ change from 12/31/25	% change from 12/31/25	$ change from 6/30/25	% change from 6/30/25
Non-interest bearing deposits	$2,715,739	$2,656,093	$2,620,106	$59,646	2.2%	$95,633	3.6%
Transaction accounts	2,139,210	2,032,497	2,034,742	106,713	5.3%	104,468	5.1%
Savings	2,943,545	2,765,171	2,777,634	178,374	6.5%	165,911	6.0%
Certificates of deposit	715,784	772,952	777,284	(57,168)	(7.4)%	(61,500)	(7.9)%
Brokered and bid CD deposits	—	17,000	28,000	(17,000)	(100.0)%	(28,000)	(100.0)%
Total deposits	$8,514,278	$8,243,713	$8,237,766	$270,565	3.3%	$276,512	3.4%
Off balance sheet deposits	$—	$105,265	$255,086	(105,265)	(100.0)%	(255,086)	(100.0)%
Total deposits including off balance sheet deposits	$8,514,278	$8,348,978	$8,492,852	165,300	2.0%	21,426	0.3%

In order to manage the impact of deposit growth on its balance sheet, Park utilized a program where certain deposit balances were transferred off balance sheet while maintaining the customer relationship. Park is able to increase or decrease the amount of deposit balances transferred off balance sheet based on its balance sheet management strategies and liquidity needs.

The table below breaks out the change in deposit balances, including off balance sheet deposits, by deposit type, for Park.

(Dollars in thousands)	June 30, 2026	December 31, 2025	June 30, 2025	$ change from 12/31/25	% change from 12/31/25	$ change from 6/30/25	% change from 6/30/25
Retail deposits	$5,276,832	$4,081,871	$4,024,571	$1,194,961	29.3%	$1,252,261	31.1%
Commercial deposits	5,351,406	4,144,842	4,185,195	1,206,564	29.1%	1,166,211	27.9%
Brokered and bid CD deposits	40,282	17,000	28,000	23,282	137.0%	12,282	43.9%
Purchase accounting	1,764	—	—	1,764	N.M.	1,764	N.M.
Total deposits	$10,670,284	$8,243,713	$8,237,766	$2,426,571	29.4%	$2,432,518	29.5%
Off balance sheet deposits	—	105,265	255,086	(105,265)	(100.0)%	(255,086)	(100.0)%
Total deposits including off balance sheet deposits	$10,670,284	$8,348,978	$8,492,852	$2,321,306	27.8%	$2,177,432	25.6%
Total deposits including off balance sheet deposits excluding Brokered and bid CD deposits	$10,630,002	$8,331,978	$8,464,852	$2,298,024	27.6%	$2,165,150	25.6%

Noninterest bearing deposits to total deposits	28.9%	32.2%	31.8%

During the six months ended June 30, 2026, total deposits including off balance sheet deposits increased by $2.32 billion, or 27.8%. This increase consisted of a $1.21 billion increase in total commercial deposits, a $1.19 billion increase in retail deposits and a $23.3 million increase in brokered and bid CD deposits, partially offset by a $105.3 million decrease in off balance sheet deposits. The majority of off balance sheet deposits are commercial and thus impact the change in commercial deposits as the deposits are moved on or off the balance sheet.

Included in the total commercial deposits and off balance sheet deposits shown in the previous tables are public fund deposits. These balances fluctuate based on seasonality and the cycle of collection and remittance of tax funds. Public funds are also included in Bid Ohio CDs. The following table details the change in public funds held on and off Park's balance sheet.

(Dollars in thousands)	June 30, 2026	December 31, 2025	June 30, 2025	$ change from 12/31/25	% change from 12/31/25	$ change from 6/30/25	% change from 6/30/25
Public funds included in commercial deposits	$1,791,810	$1,320,070	$1,579,102	$471,740	35.7%	$212,708	13.5%
Bid Ohio CDs	—	17,000	28,000	$(17,000)	(100.0)%	$(28,000)	(100.0)%
Total public fund deposits	$1,791,810	$1,337,070	$1,607,102	$454,740	34.0%	$184,708	11.5%

Cost of public fund deposits (1)	1.91%	1.94%	1.97%
Cost of total interest bearing deposits (1)	1.66%	1.71%	1.75%
1 Cost of funds for the six months ended June 30, 2026 and 2025 and for the year ended December 31, 2025.

As of June 30, 2026, Park had approximately $2.3 billion of uninsured deposits, which was 21.5% of total deposits. Uninsured deposits of $2.3 billion included $699 million of deposits that were over $250,000, but were fully collateralized by Park's investment securities portfolio.

Credit Metrics and Provision for Credit Losses

Park reported a provision for credit losses for the six months ended June 30, 2026 of $7.2 million, compared to $3.6 million for the six months ended June 30, 2025. Net charge-offs were $5.1 million, or 0.11%, annualized, of total average loans, for the six months ended June 30, 2026, compared to $1.8 million, or 0.05%, annualized, of total average loans, for the six months ended June 30, 2025.

The table below provides additional information related to Park's allowance for credit losses as of June 30, 2026, December 31, 2025 and June 30, 2025.

(Dollars in thousands)	6/30/2026	12/31/2025	6/30/2025
Total allowance for credit losses	$110,686	$92,973	$89,785
Specific reserves on individually evaluated loans - certain accruing purchased credit deteriorated ("PCD") loans	—	—	—
Specific reserves on individually evaluated loans - accrual	—	—	—
Specific reserves on individually evaluated loans - nonaccrual	4,424	739	774
General reserves on collectively evaluated loans	$106,262	$92,234	$89,011

Total loans	$9,731,356	$8,051,242	$7,963,221
Individually evaluated loans - certain accruing PCD loans	—	1,990	2,004
Individually evaluated loans - accrual	11,535	18,365	14,019
Individually evaluated loans - nonaccrual	57,662	46,924	46,547
Collectively evaluated loans	$9,662,159	$7,983,963	$7,900,651

Total allowance for credit losses as a % of total loans	1.14%	1.15%	1.13%

General reserve as a % of collectively evaluated loans	1.10%	1.16%	1.13%

The total allowance for credit losses of $110.7 million at June 30, 2026 represented a $17.7 million, or 19.1%, increase compared to $93.0 million at December 31, 2025. The increase was due to a $14.0 million increase in general reserves and a $3.7 million increase in specific reserves. Of the $17.7 million increase in the allowance for credit losses, $15.6 million was attributable to the day‑one allowance recognized in connection with the First Citizens acquisition.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995
Park cautions that any forward-looking statements contained in this Current Report on Form 8-K or made by management of Park are provided to assist in the understanding of anticipated future financial performance. Forward-looking statements provide current expectations or forecasts of future events and are not guarantees of future performance. The forward-looking statements are based on management’s expectations and are subject to a number of risks and uncertainties. Although management believes that the expectations reflected in such forward-looking statements are reasonable, actual results may differ materially from those expressed or implied in such statements.

Risks and uncertainties that could cause actual results to differ include, without limitation: (1) the ability to execute our business plan successfully and manage strategic initiatives; (2) the impact of current and future economic and financial market conditions, including unemployment rates, inflation, interest rates, supply-demand imbalances, and geopolitical matters; (3) factors impacting the performance of our loan portfolio, including real estate values, financial health of borrowers, and loan concentrations; (4) the effects of monetary and fiscal policies, including interest rates, money supply, and inflation; (5) changes in federal, state, or local tax laws; (6) the impact of changes in governmental policy and regulatory requirements on our operations; (7) changes in consumer spending, borrowing, and saving habits; (8) changes in the performance and creditworthiness of customers, suppliers, and counterparties; (9) increased credit risk and higher credit losses due to loan concentrations; (10) volatility in mortgage banking income due to interest rates and demand; (11) adequacy of our internal controls and risk management programs; (12) competitive pressures among financial services organizations; (13) uncertainty regarding changes in banking regulations and other regulatory requirements; (14) our ability to meet heightened supervisory requirements and expectations; (15) the impact of changes in accounting policies and practices on our financial condition; (16) the reliability and accuracy of assumptions and estimates used in applying critical accounting estimates; (17) the potential for higher future credit losses due to changes in economic assumptions; (18) the ability to anticipate and respond to technological changes and our reliance on third-party vendors; (19) operational issues related to and capital spending necessitated by the implementation of information technology systems on which we are highly dependent; (20) the ability to secure confidential information and deliver products and services through computer systems and telecommunications networks; (21) the impact of security breaches or failures in operational systems; (22) the impact of geopolitical instability and trade policies on our operations including the imposition of tariffs and retaliatory tariffs; (23) the impact of changes in credit ratings of government debt and financial stability of sovereign governments; (24) the effect of stock market price fluctuations on our asset and wealth management businesses; (25) litigation and regulatory compliance exposure; (26) availability of earnings and excess capital for dividend declarations; (27) the impact of fraud, scams, and schemes on our business; (28) the impact of natural disasters, pandemics, and other emergencies on our operations; (29) potential deterioration of the economy due to financial, political, or other shocks; (30) impact of healthcare laws and potential changes on our costs and operations; (31) the ability to grow deposits and maintain adequate deposit levels, including by mitigating the effect of unexpected deposit outflows on our financial condition; (32) risks related to the completed acquisition of First Citizens, including the possibility that anticipated benefits are not realized as expected, including the realization of anticipated cost savings and revenue generation, difficulties integrating the two companies, and potential adverse reactions to customer, business, or employee relationships; and (33) other risk factors related to the banking industry.

Park does not undertake, and specifically disclaims any obligation, to publicly release the results of any revisions that may be made to update any forward-looking statement to reflect the events or circumstances after the date on which the forward-looking statement was made, or reflect the occurrence of unanticipated events, except to the extent required by law.

Item 8.01 - Other Events

Declaration of Cash Dividend

As reported in the Financial Results News Release, on July 27, 2026, the Park Board of Directors declared a $1.10 per common share quarterly cash dividend in respect of Park's common shares. The cash dividend is payable on September 10, 2026 to common shareholders of record as of the close of business on August 21, 2026. A copy of the Financial Results News Release is included as Exhibit 99.1 and the portion thereof addressing the declaration of the quarterly cash dividend by the Park Board is incorporated by reference herein.

Item 9.01 - Financial Statements and Exhibits.

(a)Not applicable

(b)Not applicable

(c)Not applicable

(d)Exhibits. The following exhibits are included with this Current Report on Form 8-K:

Exhibit No.        Description

99.1    News Release issued by Park National Corporation on July 27, 2026 addressing financial results for the three and six months ended June 30, 2026 and declaration of quarterly cash dividend

104    Cover Page Interactive Data File (the cover page XBRL tags are embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PARK NATIONAL CORPORATION

Dated: July 27, 2026	By:	/s/ Brady T. Burt
Brady T. Burt
Chief Financial Officer, Secretary and Treasurer